EXHIBIT 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:

Diana G. Reardon

Senior Vice President and

  Chief Financial Officer

203/265-8630

www.amphenol.com

2006 SECOND QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. July 19, 2006. Amphenol Corporation (NYSE-APH) reported today that second quarter 2006 diluted earnings per share, before flood-related charges, increased 19% to a record $.69 compared to $.58 per share for the comparable 2005 period. Such per share amount for 2006 excludes the effect of a $15 million one-time charge relating to previously announced flood damage at the Company’s Sidney, New York facility. Including such charge, diluted earnings per share for the second quarter 2006 was $.58. EPS for the second quarter of 2006 was also reduced by approximately $2.1 million ($.02 per share) relating to stock option expense as a result of the adoption of SFAS 123R. Pro forma second quarter 2005 EPS after option expense is $.56. Sales for the second quarter 2006 increased 37% to a record $606,598,000 compared to $443,642,000 for the 2005 period. Currency translation had the effect of increasing sales by approximately $2.1 million in the second quarter 2006 compared to the 2005 period.

For the six months ended June 30, 2006, diluted earnings per share, before flood-related charges, was $1.32 compared to $1.09 per share for the 2005 period. Including flood-related charges earnings per share was $1.21. EPS for the six months ended June 30, 2006 was also reduced by approximately $3.9 million ($.03 per share) relating to stock option expense as a result of the adoption of SFAS 123R. Pro forma EPS for the six months ended June 30, 2005 after option expense is $1.06. Sales for the six months ended June 30, 2006 were $1,175,589,000 compared to $853,037,000 for the 2005 period. Currency translation had the effect of decreasing sales by approximately $8.1 million for the six month 2006 period when compared to the 2005 period.

As previously announced this month, the Company incurred damage at its Sidney, New York manufacturing facility as a result of severe and sudden flooding in New York State during the period June 28 through July 1, 2006. In the second quarter the Company has recorded a charge of $15 million or $.11 per share for property related damage net of expected insurance recoveries. This charge includes the Company’s best estimate of the loss related to inventory and machinery and equipment. In the third quarter, the Company expects to record an additional charge of approximately $5 million or $.04 per share for one-time expenses relating to cleanup and repair efforts, net of insurance recoveries. In addition, the Sidney facility had limited manufacturing and sales activity for the period from June 28 to July 14. This reduced sales by approximately $10 million in the second quarter and is expected to reduce sales by approximately $15 million in the third quarter. The Sidney plant management and employees have made and continue to make heroic efforts in getting the plant back into production and meeting customer needs; the plant is expected to be substantially back to full production next month.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are extremely pleased to close a record second quarter with sales of $607 million and earnings per share before flood-related charges of $.69. Sales increased 37% over last year and 12% excluding the TCS acquisition. This strong performance was broad based, with particular strength in the wireless handset and broadband communications network markets. The accomplishment of these results in spite of the unexpected flood-related sales loss at the end of the quarter in the military and aerospace market is a testament to the strength and balance of the business. TCS continues to perform better than expected, increasing sales to $110 million and improving operating margin to 13%, contributing approximately $.07 to earnings per share in the quarter. The combination of strong top line growth focused on value added connector products and the timely implementation of cost reduction and other profit improvement actions contributed significantly in the quarter and provide a solid base for future performance.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong. The operating income margin in the second quarter, before flood related charges, was 17.8%. Excluding the impact of the TCS acquisition and the impact of stock option expense resulting from the implementation of SFAS 123R on January 1, 2006, operating income margin was 19.2%; compared to last year’s second quarter of 19.4%. I am very pleased that we have been able to achieve this strong profitability in a difficult cost environment. Furthermore, net income before flood-related charges, that is income after interest expense and taxes, was 10% of sales, another indication of the Company’s excellent profitability. Cash flow from operations for the quarter reached a record $87 million.”

“It was another strong quarter and we look to the future with great enthusiasm. We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets, and an increasing presence with the major companies in these markets. With the addition of TCS we are the world’s third largest interconnect company with an expanded platform for creating value. Assuming a continuation of the current economic climate and relatively stable currency exchange rates, and excluding the flood-related charges of $.15 per share, we are raising our guidance for the full year 2006 to achieve revenues and EPS in the range of $2,375 million to $2,405 million and $2.75 to $2.83, respectively. After flood-related charges, EPS is expected to be in the range of $2.60 to $2.68. This compares to the Company’s previous guidance of revenues and EPS in the range of $2,300 million to $2,345 million and $2.64 to $2.72, respectively. For the third quarter of 2006 we expect revenues and EPS in the range of $595 million to $605 million and $.69 to $.72, respectively, before flood-related charges of $5 million or $.04 per share. EPS guidance for the year and third quarter of 2006 includes approximately $9.4 million ($.07 per share) and $2.7 million ($.02 per share), respectively, relating to stock option expense as a result of the adoption of SFAS 123R. Pro forma 2005 EPS after option expense is $2.23 and $.56, for the full year and third quarter, respectively. We are very excited about the future and confident in the ability of our excellent organization to meet all challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (ET) July 19, 2006. The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon. There will be a replay available until 5:00 PM (ET) on Friday, July 21, 2006. The replay numbers are as follows:  toll free dial-in number is 800-839-8796 and International dial-in number is 402-998-0578.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2005, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net Sales	$606,598	$443,642	$1,175,589	$853,037
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	396,934	282,421	769,957	545,846

Depreciation and amortization expense	18,704	12,699	36,480	23,513

Selling, general and administrative expense	82,950	62,476	162,751	120,299

Casualty loss related to flood	15,000	—	15,000	—

Operating income	93,010	86,046	191,401	163,379

Interest expense	(10,002)	(5,775)	(20,186)	(11,178)
Other expenses, net	(3,394)	(1,398)	(6,118)	(3,062)

Income before income taxes	79,614	78,873	165,097	149,139

Provision for income taxes	(26,273)	(26,817)	(54,482)	(50,707)

Net income	$53,341	$52,056	$110,615	$98,432

Net income per common share - Basic	$0.60	$0.59	$1.24	$1.12

Average shares outstanding - Basic	89,544,531	88,362,802	89,496,115	88,190,725

Net income per common share - Diluted (1) (2)	$0.58	$0.58	$1.21	$1.09

Average shares outstanding - Diluted	91,740,798	90,272,291	91,635,938	90,089,494

(1) - Effective January 1, 2006 the Company implemented SFAS 123R and began expensing stock based compensation. Such expense was previously disclosed in the Company’s financial statement footnotes, but was not included as an expense in the Company’s income statement. For the three and six months ended June 30, 2006, diluted earnings per share excluding the $2.1 million and $3.9 million, respectively, of stock based compensation expense, and the $15 million flood-related casualty loss, is $0.71 and $1.35, respectively. For the three and six months ended June 30, 2005, diluted earnings per share, including pro forma stock based compensation expense of $1.9 million and $3.4 million, is $0.56 and $1.06, respectively.

(2) - Excluding the effect of the flood-related casualty loss, the diluted earnings per share for the three and six months ended June 30, 2006, was $0.69 and $1.32 respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	Dec. 31,
	2006	2005
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$45,920	$38,669
Accounts receivable, less allowance for doubtful accounts of $11,828 and $11,162, respectively	336,866	302,867
Inventories	366,378	325,865
Prepaid expenses and other assets	60,335	42,413

Total current assets	809,499	709,814

Land and depreciable assets, less accumulated depreciation of $390,885 and $352,408, respectively	257,630	253,889
Deferred debt issuance costs	2,104	2,351
Goodwill	910,247	886,720
Other assets	72,056	79,766

	$2,051,536	$1,932,540

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$215,118	$177,266
Accrued interest	4,147	4,998
Accrued salaries, wages and employee benefits	47,641	42,705
Other accrued expenses	115,244	93,202
Dividends payable	2,742	2,729
Current portion of long-term debt	10,933	15,030

Total current liabilities	395,825	335,930

Long-term debt	695,871	765,970
Accrued pension and post employment benefit obligations	120,254	108,816
Other liabilities	30,216	32,589

Shareholders’ Equity:
Common stock	89	89
Additional paid-in deficit	(145,973)	(164,082)
Accumulated earnings	1,090,555	985,317
Accumulated other comprehensive loss	(60,738)	(77,742)
Treasury stock, at cost	(74,563)	(54,347)

Total shareholders’ equity	809,370	689,235

	$2,051,536	$1,932,540

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended June 30,
	2006	2005

Net income	$110,615	$98,432
Adjustments for cash from operations:
Depreciation and amortization	36,480	23,513
Amortization of deferred debt issue costs	262	729
Stock-based compensation	3,987	—
Casualty loss related to flood	15,000	—
Net change in non-cash components of working capital	(37,152)	(41,234)
Other long term assets and liabilities	13,783	6,257

Cash provided by operations	142,975	87,697

Cash flow from investing activities:
Capital additions, net	(33,931)	(27,913)
Proceeds from disposal of fixed assets	1,844	—
Investments in acquisitions	(14,848)	(100,178)

Cash flow used by investing activities	(46,935)	(128,091)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	(76,157)	28,007
Decrease in borrowings under Bank Agreement	—	(2,000)
Purchase of treasury stock	(20,216)	(4,723)
Proceeds from exercise of stock options	9,763	17,043
Excess tax benefits from stock-based payment arrangements	3,185	—
Dividend payments	(5,364)	(2,643)

Cash flow provided by (used by) financing activities	(88,789)	35,684

Net change in cash and short-term cash investments	7,251	(4,710)
Cash and short-term cash investments balance, beginning of period	38,669	30,172

Cash and short-term cash investments balance, end of period	$45,920	$25,462

Net cash paid during the year for:
Interest	20,774	10,611
Taxes	46,700	48,384

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Trade Sales:
Interconnect Products	$541,132	$389,163	$1,050,190	$750,318
Cable Products	65,466	54,479	125,399	102,719
Consolidated	$606,598	$443,642	$1,175,589	$853,037

Operating income:
Interconnect Products	$108,559	$85,327	$208,428	$161,118
Cable Products	7,793	7,044	14,084	13,219
Corporate	(8,342)	(6,325)	(16,111)	(10,958)
Casualty loss related to flood	(15,000)	—	(15,000)	—
Consolidated	$93,010	$86,046	$191,401	$163,379

ROS%:
Interconnect Products	20.1%	21.9%	19.8%	21.5%
Cable Products	11.9%	12.9%	11.2%	12.9%

Consolidated excluding flood-related charges	17.8%	19.4%	17.6%	19.2%
Consolidated	15.3%	19.4%	16.3%	19.2%